UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): 4/5/12

STAR SCIENTIFIC, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-15324	52-1402131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4470 Cox Road Glen Allen, Virginia 23060

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (804) 527-1970

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 5, 2012, the Board of Directors (the “Board”) of Star Scientific, Inc. (the “Company”), upon the recommendation of the Compensation Committee of the Board, approved the option award grants and cash bonuses set forth in the table below to be paid to certain of the Company’s “named executive officers” (as defined under the Securities Exchange Act of 1934, as amended). The Compensation Committee’s recommendation was primarily based upon (i) the named executive officers’ contributions to the successful launch of the Company’s Anatabloc® dietary supplement, (ii) the minimal salary increases, if any, paid to these named executive officers over the last several years, (iii) the Company’s payment of no annual cash bonuses to any of these named executive officers since 2002 (except for an annual holiday bonus of $1,500 paid to all of the Company’s employees with the exception of its Chief Executive Officer and Chief Operating Officer) and (iv) a desire to ensure that the compensation for these named executive officers continues to be aligned with the Company’s corporate strategies, business objectives and long term interests.

Name and Principal Position	Cash Bonus Awards	Incentive Option Awards
Park A. Dodd, III Chief Financial Officer	$5,000	35,000
Robert E. Pokusa General Counsel	$10,000	35,000
Curtis Wright, IV, MD Senior Vice President and Medical/Clinical Director of Rock Creek	$35,000	50,000

Each of the stock options described above were granted on April 5, 2012 pursuant to, and subject to, the terms of the Company’s 2008 Incentive Award Plan (the “2008 Plan”). The stock options (i) have a ten-year term and are immediately exercisable, (ii) have an exercise price equal to $3.02, the closing sale price of the Company’s common stock, as reported on the NASDAQ Global Market, on April 4, 2012 and (iii) were otherwise granted on the same standard terms and conditions as other stock options granted pursuant to the 2008 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STAR SCIENTIFIC, INC.

Date: April 6, 2012

By:	/s/ Paul L. Perito
Paul L. Perito
Chairman of the Board, President and Chief Operating Officer